Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

November 19, 2010

Harley-Davidson Customer Funding Corp.

222 West Adams Street

Chicago, Illinois 60606

Re:                               Harley-Davidson Motorcycle Trust 2010-1

Ladies and Gentlemen:

We have acted as special counsel to Harley-Davidson Customer Funding Corp., a Nevada corporation (the “Company”), in connection with (a) the Registration Statement on Form S-3 (Registration No. 333-157910) filed by the Company with the Securities and Exchange Commission and amended by Pre-Effective Amendment No. 2 that became effective on April 28, 2009 (collectively, as so amended, the “Registration Statement”) and (b) the offering of notes (the “Notes”) described in the related prospectus supplement dated November 17, 2010 and prospectus dated November 15, 2010 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).  As described in the Prospectus, the Notes will be issued on or about November 23, 2010 by Harley-Davidson Motorcycle Trust 2010-1 (the “Trust”), a statutory trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as owner trustee.  The Notes will be issued pursuant to an indenture (the “Indenture”) between the Trust and The Bank of New York Mellon Trust Company, N.A., as indenture trustee. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Prospectus.

We are familiar with the proceedings to date with respect to the proposed issuance and delivery of the Notes and have examined the Registration Statement and the Prospectus, the forms of the documents and agreements referred to in the Prospectus (including the current draft of the Indenture (including the form of Notes included as exhibits thereto)), and such other documents, records and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of documents that will be executed in connection with the issuance of the Securities, we have assumed that the parties to such documents will have at the time of execution of such documents, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents.  As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.  In addition, we have also relied upon the accuracy and completeness of all certificates and other statements, representations, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in such documents, with respect to the factual matters set forth therein.

Based on and subject to the foregoing, we are of the opinion that, assuming the due authorization of the Indenture by the Trust and the Indenture Trustee, when the Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee and sold by the Trust, and payment of the agreed consideration for the Notes shall have been received by the Trust, the Notes will be validly issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the offering of the Notes.

This opinion letter is limited to the laws of the United States of America and the laws of the State of Illinois, and we express no opinion with respect to the laws of any other state or jurisdiction.

Our opinions set forth in this letter are based on the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the report on Form 8-K of even date herewith relating to the Trust.  In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ WINSTON & STRAWN LLP